                                                                 EXHIBIT 2(F)

                                  PURCHASE AGREEMENT


     This Purchase Agreement (this "Agreement"), dated as of March 3, 1998, is entered into by and among Magellan Health Services, Inc., a Delaware corporation ("Magellan"), Charter Behavioral Corporation, a Delaware corporation ("CBC"), Charter Behavioral Health Systems, Inc., a Delaware corporation ("Charter Inc."), Green Spring Health Services, Inc., a Delaware corporation ("Green Spring"), Advantage Behavioral Systems, Inc., a Delaware corporation ("Advantage Behavioral") (collectively, the "Sellers"), and Charter Behavioral Health Systems, LLC, a Delaware limited liability company ("Charter LLC" or "Purchaser").

     WHEREAS, Magellan owns 100% of the membership interests in Charter Advantage, LLC, a Delaware limited liability company ("Charter Advantage"), and CBC, a wholly-owned subsidiary of Magellan, owns 100% of the membership interests in Charter System, LLC, a Delaware limited liability company ("CS");

     WHEREAS, Charter Inc., a wholly-owned subsidiary of Magellan, owns all of the outstanding common stock of Golden Isle Assurance Company, Ltd., a Bermuda company ("Golden Isle"), of Charter Behavioral Health of Puerto Rico, Inc., a Georgia corporation ("Charter of Puerto Rico"), of Strategic Advantage, Inc., a Minnesota corporation ("Strategic Advantage"), and of Charter Medical of Puerto Rico, Inc., a Puerto Rican corporation ("Charter Medical");

     WHEREAS, Green Spring, an affiliate of Magellan, owns all of the outstanding common stock of Group Practice Affiliates, Inc., a Delaware corporation ("Group Practice" and collectively with Charter Advantage, CS, Golden Isle, Charter of Puerto Rico, Charter Medical and Strategic Advantage, the "Subsidiaries") (the Group Practice stock, collectively with all of the outstanding common stock of Golden Isle, Charter of Puerto Rico, Charter Medical, and Strategic Advantage, the "Shares");

     WHEREAS Green Spring and Advantage Behavioral own certain assets comprising certain Staff Model Clinics (as hereinafter defined);

     WHEREAS, the Sellers desire to sell, and Purchaser desires to purchase (i) all of the membership interests of Charter Advantage (the "Advantage Interest"),
(ii) all of the membership interests of CS (the "CS Interest", collectively with the Advantage Interest and the Shares, the "Subsidiary Equity Interests"), (iii) all of the Shares, and (iv) the assets of certain Staff Model Clinics (such assets are set forth on Schedule 1.02, as such schedule is updated as provided in Section 8.13 of this Agreement, and hereinafter referred to as the "Staff Model Clinics");

     WHEREAS, Charter, Inc., Magellan and Crescent Operating, Inc. have agreed to enter into that certain Equity Purchase Agreement dated March 3, 1998 (the "Equity Purchase Agreement") pursuant to which Charter, Inc. will sell to Crescent Operating and Crescent Operating will purchase from Charter, Inc. 100% of Charter, Inc.'s membership interest in Charter LLC;

     WHEREAS, in connection with the purchase and sale contemplated by this Agreement and the Equity Purchase Agreement, the parties have agreed to terminate, as of the Closing, Magellan's rights (other than related to indemnification) under the Master Franchise Agreement dated as of June 17, 1997 between Magellan, Charter Advantage and Charter LLC (the "Master Franchise Agreement") and the OpCo Franchise Agreements (as defined in the Master Franchise Agreement; collectively, the Master Franchise Agreement and the OpCo Franchise Agreements, the "Franchise Agreements") and to terminate, amend or enter into certain other agreements as provided herein;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                      ARTICLE I

                                  PURCHASE AND SALE

     1.01 Closing. Upon the terms and subject to the conditions hereof, the closing (the "Closing") of the purchase and sale of the Subsidiary Equity Interests and the purchase and sale of certain assets as provided herein, as set forth herein shall take place at the offices of Dow, Lohnes & Albertson, One Ravinia Drive, Suite 1600, Atlanta, Georgia 30346, on the fifth business day following the date on which all of the conditions to the obligations of the parties hereunder have been satisfied or waived or at such other time or place as the parties hereto shall agree (the "Closing Date").

     1.02 Purchase Price. Subject to the terms and conditions of this Agreement, the Sellers shall sell, assign, transfer and convey to the Purchaser, and the Purchaser shall purchase from the Sellers, (i) all of the Subsidiary Equity Interests, free and clear of all liens, charges, pledges, security interests, encumbrances, restrictions and claims of any kind whatsoever and (ii) those assets of the Staff Model Clinics set forth on Schedule 1.02, free and clear of all liens, charges, pledges, security interests, encumbrances, restrictions and claims of any kind whatsoever, except as provided herein. The aggregate consideration for the purchase and sale of the Subsidiary Equity Interests and the Staff Model Clinics and the assets referred to in Section 4.18 hereof, for the transactions contemplated by the Joint Venture Purchase Agreement to be executed by Magellan and Charter LLC prior to the Closing (the "JV Purchase Agreement") and for the other agreements herein, including Magellan's agreement to terminate its rights under the Franchise Agreement in accordance with the Termination Agreement to be entered into pursuant to Section
4.07 hereof, is $280,000,000 (the "Purchase Price"). The parties shall agree on an allocation of the Purchase Price at or prior to the Closing and, upon agreement, such allocation shall be attached hereto as Exhibit A.

     1.03 Deliveries.

          (a) Delivery of the Shares shall be made by the Sellers at the Closing by delivering to the Purchaser certificates representing the Shares, each duly endorsed for transfer in blank or accompanied by a stock power duly endorsed in blank. Delivery of the Advantage Interest and the CS Interest shall be made by the Sellers at the Closing by delivering to the Purchaser instruments of transfer reasonably satisfactory to the Purchaser and sufficient to transfer title free and clear of all liens, charges, security interests, pledges and encumbrances of any kind. Delivery of the Staff Model Clinics shall be made by Sellers at the Closing by delivery to the Purchaser instruments of transfer reasonably satisfactory to the Purchaser and sufficient to transfer title free and clear of all liens, charges, security interests, pledges and encumbrances of any kind, except as otherwise provided herein.

          (b) The Purchaser shall deliver $280,000,000, plus the amount of Creative Development Expenses referred to in Section 4.13 of this Agreement to the Sellers at the Closing by wire transfer to Magellan in immediately available funds.

          (c) Each of the Sellers and the Purchaser shall deliver all other documents, instruments and writings required to be delivered by either of them at or prior to the Closing Date pursuant to this Agreement or as otherwise required herein.

          (d) As used in this Agreement the term affiliate of any of the Sellers shall not be deemed to include Charter LLC.

                                      ARTICLE II

                            REPRESENTATIONS OF THE SELLERS

     Each of the Sellers hereby jointly and severally represents and warrants to the Purchaser as follows:

     2.01 Organization.

          (a) Each Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate or other power and authority to conduct its business as now conducted. Each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has the requisite corporate power and authority to conduct its business as now conducted.

          (b) Each Subsidiary is duly qualified or licensed to do business as a foreign corporation or limited liability company, as the case may be, and is in good standing in each of the jurisdictions in which it is required to be so qualified or licensed, except jurisdictions in which the failure to qualify to do business would not have material adverse effect on the business or operations of such Subsidiary.

          (c) The copies of the respective organizational documents of each of the Sellers and each of the Subsidiaries heretofore delivered to the Purchaser are complete and correct copies of such instruments as presently in effect and include all amendments thereto.

          (d) There are no dissolution, liquidation or revocation proceedings pending with respect to any of the Sellers or Subsidiaries.

     2.02 Authorization. Each Seller has the corporate power and authority to enter into this Agreement and, assuming approval of their respective Boards of Directors, to carry out the transactions contemplated hereby. The Board of Directors of Magellan has preliminarily approved the transactions contemplated herein and shall meet within seven (7) days of the execution of this Agreement to consider final approval of such transactions. Promptly thereafter the Boards of Directors of the other Sellers shall meet for the purpose of approving the transactions contemplated herein. No other corporate or stockholder proceedings on the part of any of the Sellers are necessary to consummate the transactions contemplated hereby and perform such Seller's obligations hereunder. This Agreement has been duly and validly executed and delivered by each of the Sellers and, assuming that it is approved by the Boards of Directors of the Sellers as provided above, and assuming the Agreement constitutes the legal, valid and binding obligation of the Purchaser, constitutes a legal, valid and binding obligation of each of the Sellers enforceable against each of the Sellers in accordance with its terms, except that: (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights; and (b) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses.

     2.03 No Violation.  Subject to receipt of the consents referenced in
Section 2.05 of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will:
(a) violate any provisions of the Certificate of Incorporation or By-Laws or organizational documents of any of the Sellers or the Subsidiaries; (b) violate, or constitute a default under or result in the loss (with or without lapse of time) of any benefit under, or the creation of any lien upon any property, assets or operation of any of the Sellers or any of the Subsidiaries, any license, permit, registration, mortgage indenture, loan or credit agreement, franchise or agreement to which any of the Sellers or any of the Subsidiaries is a party, or by which any of the Sellers or any of the Subsidiaries is bound or to which any of the assets or property of the Sellers or the Subsidiaries may be subject, except such violations, defaults or losses individually or in the aggregate as would not have a material adverse effect on any of the Sellers or the Subsidiaries; or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental agency or body to which any of the Sellers or the Subsidiaries is subject or to which any of the assets or property of the Sellers or the Subsidiaries may be subject, except such violations as would not, individually or in the aggregate, have a material adverse effect on any of the Sellers or any of the Subsidiaries.

     2.04 Litigation. Except as set forth on Schedule 2.04(a) hereto, there are no actions, suits or other proceedings pending or, to the Sellers' Knowledge, threatened against any of the

Subsidiaries or against any of the Sellers with respect to any of the Subsidiaries or the business of any of the Subsidiaries or which could affect the Sellers' ability to consummate the transaction contemplated by this Agreement, except for actions, suits or other proceedings which would not, individually or in the aggregate, have a material adverse effect on the Subsidiaries, taken as a whole. As used in this Agreement, the "Sellers' Knowledge" shall mean the actual knowledge of those individuals listed on
Schedule 2.04(b).

     2.05 Consents. Except for (a) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (b) the items as set forth on Schedule 2.05 hereto, and
(c) as may be necessary as a result of any facts or circumstances related solely to Charter LLC, no consent, approval, authorization or order of, or registration or filing with, any court or governmental agency or body (U.S. or foreign), or other material consents from third parties, are required to be obtained by any of the Sellers in connection with the execution, delivery or performance by any of the Sellers of this Agreement or the consummation of the transactions contemplated hereby.

     2.06 Capitalization. The authorized capital stock of Golden Isle consists of 3,500 shares of common stock, of which 3,500 shares have been issued and 3,500 shares are outstanding on the date hereof, all of which at the Closing will be delivered by the Sellers free and clear of all liens, charges, security interests, pledges or encumbrances of any kind. All of the outstanding shares of common stock of Golden Isle have been duly and validly issued and are fully paid and nonassessable. There are no subscriptions, warrants, options, calls, commitments or agreements related to the issuance of shares of capital stock of Golden Isle or any preemptive or similar rights held by any party with respect to the shares of capital stock of Golden Isle. The authorized common stock of Charter of Puerto Rico consists of 1000 shares of common stock, of which 1000 shares have been issued and are outstanding on the date hereof, all of which will be delivered at the Closing to the Purchaser free of all liens, charges, security interests, pledges or encumbrances of any kind. All of the outstanding shares of common stock of Charter of Puerto Rico have been duly and validly issued and are fully paid and nonassessable. There are no subscriptions, warrants, options, calls, commitments or agreements related to the issuance of the shares of capital stock of Charter of Puerto Rico or any preemptive or similar rights held by any party with respect to the shares of capital stock of Charter of Puerto Rico. The authorized common stock of Charter Medical consists of 1000 shares of common stock, of which 500 shares have been issued and are outstanding on the date hereof, all of which will be delivered at the Closing to the Purchaser free of all liens, charges, security interests, pledges or encumbrances of any kind. All of the outstanding shares of common stock of Charter Medical have been duly and validly issued and are fully paid and nonassessable. There are no subscriptions, warrants, options, calls, commitments or agreements related to the issuance of the shares of capital stock of Charter Medical or any preemptive or similar rights held by any party with respect to the shares of capital stock of Charter Medical. The authorized common stock of Group Practice consists of 2,000,000 shares of common stock, of which 1,000,000 shares have been issued and 1,000,000 shares are outstanding on the date hereof, all of which will be delivered at the Closing to the Purchaser free of all liens, charges, security interests, pledges or encumbrances of any kind. All of the outstanding shares of common stock of Group Practice have been duly and validly issued and are fully paid and nonassessable. There are no subscriptions, warrants, options, calls, commitments or agreements related to the issuance of the shares of capital stock of Group Practice or any preemptive or similar rights held by any party with respect to the shares of capital stock of Group Practice. The authorized common stock of Strategic Advantage consists of 25,000 shares of common stock, of which 25,000 shares have been issued and 25,000 shares are outstanding on the date hereof, all of which will be delivered at the Closing to the Purchaser free of all liens, charges, security interests, pledges or encumbrances of any kind. All of the outstanding shares of common stock of Strategic Advantage have been duly and validly issued and are fully paid and nonassessable. There are no subscriptions, warrants, options, calls, commitments or agreements related to the issuance of the shares of capital stock of Strategic Advantage or any preemptive or similar rights held by any party with respect to the shares of capital stock of Strategic Advantage. The Sellers own directly or through subsidiaries, 100% of the membership interest in Charter Advantage and CS and there are no other equity interests of Charter Advantage or CS outstanding. There are no subscriptions, warrants, options, calls, commitments or agreements related to the issuance of additional membership interests of Charter Advantage or CS or any preemptive or similar rights held by any party with respect to any membership interest in each of Charter Advantage or CS. At the Closing, the Sellers will deliver the Advantage Interest and the CS Interest to the Purchaser free and clear of all liens, charges, security interests, pledges or encumbrances of any kind. Except as set forth on Schedule 2.06, none of the Subsidiaries owns an equity interest in any other entity.

     2.07 Assets. Each of the Subsidiaries has good and marketable title to the assets which it owns. None of the Subsidiaries owns any real property. Except as disclosed in Schedule 2.07, the assets of each of the Subsidiaries and the Staff Model Clinics are owned free and clear of any liens, encumbrances or security interests (collectively, "Liens"), except: (i) Liens disclosed on the Balance Sheets (as defined in Section 2.11 below); (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet); (iii) Liens which do not detract from the value in any material respect of such property or assets as now used, or interfere with any present or intended use in any material respect of such property or assets; (iv) Liens attaching by operation of law, incurred in the ordinary course of business consistent with past practices; or (v) Liens with respect to which deposits or pledges have been made to obtain the release of any such Liens described in clause (iv) above. Upon consummation of the transactions contemplated hereby and by the JV Purchase Agreement, Charter LLC will own or, through the Administrative Services Agreement dated as of June 16, 1997 between Magellan and Charter LLC (the "Administrative Services Agreement"), as amended prior to Closing in accordance with the mutual agreement of the parties, have access to (and assuming that (i) Charter LLC will continue to have the right to utilize the assets of the Subsidiaries following consummation of the transactions contemplated hereby and (ii) Charter LLC has retained all the tangible and intangible assets received pursuant to the transactions consummated under the Contribution Agreement dated as of June 16, 1997 by and among Magellan, COI and Charter LLC (the "Contribution Agreement"), all tangible and intangible assets reasonably necessary to conduct a business that is substantially the same as, and that operates in accordance with substantially the same standards of operation as, the business of the Hospitals (as such term is defined in the Contribution Agreement) as operated immediately prior to June 17, 1997. Magellan reasonably believes that the services to be provided to Charter LLC under the Administrative Services Agreement can be obtained from other third parties at reasonable market rates. Schedule 8.13 identifies each of the staff model clinics (other than the Merit staff model clinics) which are required by any customer contract or dedicated to a specific customer relationship of, or are related to the provision of EAP services by, Magellan or its affiliates. Schedule 1.02 identifies all other Staff Model Clinics of Magellan other than the Merit staff model clinics.

     2.08 Trademarks, Licences, Etc.

          (a) Charter Advantage owns or has the right to use pursuant to license, sublicense, agreement, or permission all Rights (as defined below) needed or used in the operation of its business as presently conducted, except that no representation is made with respect to the common law trademarks. Each item of Rights owned or used (subject to the receipt of any required consent) by Charter Advantage immediately prior to the Closing hereunder will be owned or available for use by the Purchaser on substantially the same terms and conditions immediately subsequent to the Closing hereunder.

          (b) Set forth in Schedule 2.08 hereto is a list and brief description of the material patents, registered and common law trademarks, service marks, trade names, copyrights, licenses and other similar material rights ("Rights,") used in the operation of the Subsidiaries' businesses as presently conducted. Except as set forth in such Schedule 2.08, each Subsidiary owns all right, title and interest in and to all such Rights (other than common law trademarks, as to which no representation is made) identified as owned by it in Schedule 2.08 and no material adverse claims have been made and no material dispute has arisen with respect to any of such Rights; and, to Sellers' Knowledge, the operations of the Subsidiaries and the use by the Subsidiaries of such Rights do not involve infringement of any patent, trademark, service mark, trade name, copyright, license or similar right. As of the date of this Agreement, no suspension or cancellation of any of the Rights is pending or, to Sellers' Knowledge, threatened except where any such suspension or cancellation would have no material adverse effect on such Subsidiary.

     2.09 Compliance with Laws. Except as set forth in Schedule 2.09 hereto, the Staff Model Clinics are operated in compliance with, and each Subsidiary is in compliance with, all laws, rules, regulations and ordinances relating to it and its business and properties, except those the noncompliance with which would not have a material adverse effect on the Subsidiaries and the Staff Model Clinics, taken as a whole.

     2.10 Broker's and Finder's Fees. Except for fees to be paid by Sellers in connection with the rendering of a fairness opinion by its financial advisors, neither the Sellers nor any of the Subsidiaries is obligated to pay, nor has any of them retained, or entered into an agreement to retain, any broker or finder or other person who is entitled to, any broker's or finder's fee or any other commission or financial advisory fee based on any agreement or undertaking made by the Sellers in connection with the transactions contemplated by this Agreement.

     2.11 No Undisclosed Liabilities; Etc. Except as (i) disclosed on the balance sheet of each of the Subsidiaries dated as of December 31, 1997 (the "Balance Sheets"), attached hereto as Exhibit C, (ii) set forth on Schedule 2.11 or (iii) liabilities which have arisen after December 31, 1997 in the ordinary course of the Subsidiaries' business, the Subsidiaries have no liabilities other than liabilities which are immaterial to the Subsidiaries, taken as a whole.

     2.12 Labor Matters. Except as disclosed on Schedule 2.12, there is no organizing activity, labor strike or slowdown pending against or involving any of the Subsidiaries and no labor union representation question exists under the National Labor Relation Act respecting employees of any Subsidiary. There is no collective bargain agreement that is binding on any Subsidiary. Except as disclosed on Schedule 2.12, none of the Subsidiaries is a party to any written employment agreement.

     2.13 Material Contracts. Except for the agreements set forth on Schedule 2.13, there are no other material contracts to which any of the Subsidiaries are a party or by which any of the Subsidiaries are bound.

     2.14 Tax Matters. Except as otherwise set forth in Schedule 2.14, (i) each of the Subsidiaries have timely filed all material federal, state, local, foreign and provincial income and franchise tax returns and all other material tax returns required to have been filed or appropriate extensions therefor have been properly obtained; (ii) all taxes required to have been paid by each of the Subsidiaries which are due under the tax returns referred to in clause (i) have been timely paid or extensions for payment have been properly obtained; (iii) each of the Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of taxes except to the extent that any failure to comply with such rules and regulations, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on any of the Subsidiaries; (iv) none of the Subsidiaries has waived in writing any statute of limitations in respect of its federal, state, local, foreign or provincial income or franchise taxes and no deficiency with respect to any taxes has been proposed, asserted or assessed against any of the Subsidiaries, except to the extent that any such waiver or deficiency, individually or in the aggregate has not had, and would not reasonably be expected to have a material adverse effect on any of the Subsidiaries; (v) the Internal Revenue Service is not currently examining any of the federal income tax returns referred to in clause (i); (vi) no material issues that have been raised in writing by the relevant taxing authority in connection with the examination of the tax returns referred to in clause (i) are currently pending;
(vii) all material written final deficiencies asserted or material written final assessments made as a result of any examination of any tax returns referred to in clause (i) by any taxing authority have been paid in full, or are adequately reserved; and (viii) there are no material liens for taxes (other than for current taxes not yet due and payable) on the assets of any of the Subsidiaries).

     2.15 Material Adverse Effect. Except with respect to the level of franchise fees anticipated being received by Charter Advantage pursuant to the Franchise Agreements, since December 31, 1997 (the "Balance Sheets Date"), there has been no material adverse change on the financial condition, business or assets of the Subsidiaries taken as a whole.

     2.16 Disposition of Assets. Since the Balance Sheets Date, except as disclosed on Schedule 2.16, none of the Subsidiaries has sold or otherwise disposed of, or committed to dispose of, any material assets other than in the ordinary course of business.

     2.17 Events Subsequent to the Balance Sheets Date. Since the Balance Sheets Date through the date of this Agreement, except as disclosed on Schedule 2.17, (a) no party (including any Seller or Subsidiary) has accelerated, terminated, amended, or canceled any of the contracts referred to in Section
2.13 or any of the insurance contracts referred to in Section 2.19; (b) none of the Subsidiaries has made any capital expenditure (or series of related capital expenditures) outside the ordinary course of business; (c) none of the Subsidiaries has issued any note, bond or other debt security or, other than in the ordinary course of business, created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation; (d) none of the Subsidiaries has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property; (e) none of the Subsidiaries has entered into any employment agreement or severance agreement providing for compensation in excess of $100,000 in a twelve month period; and (f) none of the Subsidiaries is under any legal obligation, whether written or oral, to do any of the foregoing.

     2.18 Licenses. Except as disclosed on Schedule 2.18, each of the Subsidiaries and the Staff Model Clinics have all licenses which are necessary for the conduct of their respective businesses as historically operated, except those licenses the lack of which would not have a material adverse effect on the Subsidiaries and Staff Model Clinics taken as a whole.

     2.19 Insurance. Set forth on Schedule 2.19 are a list of material insurance policies and the types and amounts of coverages related to the operation of the Subsidiaries and the Staff Model Clinics. The Sellers believe such policies provide customary and commercially reasonable coverages for the operations of the Subsidiaries and the Staff Model Clinics. Each of the policies is in full force and effect except as disclosed on Schedule 2.19. Upon Closing, the parties hereto shall use commercially reasonable efforts to bring the Subsidiaries under the coverage of the insurance policies in effect for Charter LLC.

                                     ARTICLE III

                           REPRESENTATIONS OF THE PURCHASER

     The Purchaser hereby represents and warrants to the Sellers as follows:

     3.01 Corporate Organization.

          (a) The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has the requisite power and authority to conduct its business as now conducted.


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

          (b) The copies of the organizational documents of the Purchaser heretofore delivered to the Sellers are complete and correct copies of such instruments as presently in effect.

     3.02 Authorization. The Purchaser has the limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The governing body of the Purchaser has approved this Agreement and the transactions contemplated hereby and has authorized the execution and delivery of this Agreement. No other limited liability company or member proceedings on the part of the Purchaser are necessary to consummate the transactions contemplated hereby and perform the Purchaser's obligations hereunder. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming the Agreement constitutes the legal, valid and binding obligation of the Sellers, constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except that: (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights; and (b) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses.

     3.03 No Violation.  Subject to the receipt of the consents referenced in
Section 3.04 of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will:
(a) violate any provisions of the organizational documents of the Purchaser; (b) violate, or constitute a default under or result in the loss (with or without lapse of time) of any benefit under, or the creation of any lien upon any property, assets or operation of the Purchaser, any license, permit, mortgage indenture, loan or credit agreement, franchise or agreement to which the Purchaser is a party, or by which the Purchaser is bound, except such violations, defaults or losses individually or in the aggregate as would not have a material adverse effect on the Purchaser; or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental agency or body to which the Purchaser is subject, except such violations as would not have a material adverse effect on the Purchaser.

     3.04 Consents. Except (a) as set forth in Schedule 3.04 hereto, (b) for the expiration or termination of any applicable HSR Act waiting period, and (c) as may be necessary as a result of any facts or circumstances related solely to any of the Sellers, no consent, approval, authorization or order of, or registration or filing with, any court or governmental agency or body or other material consents from third parties, are required to be obtained by Purchaser in connection with the execution, delivery or performance by the Purchaser of this Agreement.

     3.05 Broker's and Finder's Fees. The Purchaser is not obligated to pay, and has not retained, or entered any agreement to retain, any broker or finder or other person who is entitled to, any broker's or finder's fee or any other commission or financial advisory fee based on any agreement or undertaking made by the Purchaser in connection with the transactions contemplated by this Agreement.

     3.06 Restrictions on Transfer. The Purchaser understands and agrees that the Subsidiary Equity Interests have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state (collectively, "Securities Acts"), and may not be resold unless permitted under applicable exemptions contained in such Securities Acts or upon satisfaction of the registration or qualification requirements of such Securities Acts. Purchaser acknowledges that it must bear the economic risk of its investment in the Subsidiary Equity Interests for an indefinite period of time since the Subsidiary Equity Interests have not been registered or qualified under such Securities Acts and, therefore, cannot be sold unless they are subsequently registered or exemptions from registration or qualification are available.

     3.07 Qualification of Purchaser.

          (a) Purchaser is acquiring the Subsidiary Equity Interests for investment purposes only, for its own account, not as nominee or agent for any other person, firm or corporation, and not with a view to, or for resale in connection with, a distribution or public offering thereof within the meaning of such Securities Acts.

          (b) Purchaser has knowledge and experience in financial and business matters, is capable of evaluating the merits and risks of its investment in the Subsidiary Equity Interests, and is able to bear the economic risks inherent in its investment in the Subsidiary Equity Interests.

                                      ARTICLE IV

                               COVENANTS AND AGREEMENTS

     4.01 Conduct and Business. The Sellers covenant that, except for actions taken to implement this Agreement and as specifically consented to in writing by the Purchaser, from and after the date of this Agreement and until the Closing Date they shall cause each of the Subsidiaries to:

          (a) use commercially reasonable best efforts consistent with good business judgment to: (i) preserve its present business organization intact;
(ii) keep available the services of its present employees; (iii) preserve its present relationships with entities or persons having business dealings with it; and (iv) generally operate its business in the ordinary and regular course consistent with its prior practices;

          (b) other than cash dividends, dividends of intercompany receivables and repayment of intercompany loans each of which is expressly permitted by this Agreement, refrain from declaring or paying any dividend or other distribution in respect of its capital stock, or, directly or indirectly, purchasing, redeeming or otherwise acquiring or disposing of any shares of its capital stock and shall not issue any additional equity interest or any subscription, warrants, options, calls, commitments or rights to acquire any shares of its capital stock or membership interests or take any steps otherwise affecting or changing its capitalization;

          (c) maintain its books and records in accordance with good business practice, on a basis consistent with prior practice and in accordance with generally accepted accounting principles, subject to normal year end adjustments;

          (d)  make no changes or amendment in its organizational documents;

          (e) The Sellers also covenant that, except as otherwise permitted under Section 8.04, from and after the date of this Agreement until the Closing Date, they shall ensure that each of the Subsidiaries does not (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; (ii) make any acquisition, by means of merger, consolidation or otherwise, of any direct or indirect ownership interest in or assets comprising any business enterprise or operation; (iii) incur any indebtedness for borrowed money or guarantee such indebtedness or agree to become contingently liable, by guaranty or otherwise, for the obligations or indebtedness of any other person or make any loans, advances or capital contributions to, or investments in, any other corporation, any partnership or other legal entity or to any other persons, except for bank deposits and other investments in marketable securities and cash equivalents made in the ordinary course of its business; (iv) authorize or enter into any agreement providing for management services to be obtained by any Subsidiary from any third party or an increase in management fees paid to any third-party under existing management agreements; (v) mortgage, pledge, encumber or lease any material assets of any Subsidiary or except with the prior written consent of the Purchaser or as contemplated by this Agreement; or (vi) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; and

          (f) Between the date of this Agreement and the Closing Date, the Sellers will not willfully take any action or willfully fail to take any action, in either case, which would result in any representation or warranty of any Seller being untrue in any material respect.

     4.02 Access. From the date hereof until the Closing Date, the Sellers will and will cause each Subsidiary to afford to the Purchaser and its representatives, during regular business hours and upon reasonable notice, such access to its personnel, offices and books and records as the Purchaser may reasonably request in connection with the transactions contemplated by this Agreement; provided, however, that any investigation made by the Purchaser pursuant to this clause shall be conducted in such a manner as not to interfere unreasonably with the operation of the businesses of any of the Subsidiaries.

     4.03 Filings and Consents. After the execution hereof, each of the Sellers (and the Subsidiaries to the extent applicable) and the Purchaser: (a) shall promptly prepare and make any required filings with, and shall thereafter promptly make any required submissions to any applicable governmental agency or authority; and (b) shall use its commercially reasonable best efforts to obtain and to cooperate in obtaining any consent, approval, authorization or order of, or in making any registration or filing with, any governmental agency or body or other third party required in connection with the execution, delivery or performance of this Agreement. Notwithstanding anything herein to the contrary, Purchaser acknowledges that Golden Isle has no active business operations and Purchaser has agreed to prepare, make and be responsible for any filings, consents, authorizations, license transfers and approvals needed with respect to the purchase of Golden Isle and the startup of its operations.

     4.04 Confidential Information.

          The Purchaser hereby covenants and agrees that prior to Closing neither it nor any of its officers or agents shall reveal to any person, association or company, without the consent of the Sellers, any of the trade secrets or confidential information concerning the organization, business or finances of any of the Subsidiaries, except as may be required by law (or the rules of the National Association of Security Dealers, Inc. or of the New York Stock Exchange) or except as such information may be in the public domain without violation by the Purchaser of this or any other confidentiality obligation between Purchaser and a Seller (or a Seller's affiliate), or use or attempt to use any such information in any manner which may injure, cause loss or be otherwise detrimental, directly or may benefit or may be calculated to benefit a direct competitor of any of the Subsidiaries or of the Sellers; provided, however, that the foregoing in no way prohibits Purchaser from making available to any financial institution or other person engaged in providing or assisting Purchaser in evaluating the transaction (including investment bankers) or obtaining the financing necessary for the subject transaction any of the foregoing information, or to its representatives or other agents retained in connection with this transaction, so long as such financial institution or other person is bound by similar confidentiality restrictions. The provisions of this
Section 4.04 shall terminate upon Closing or, if Closing does not occur, the provisions of this Section 4.04 shall terminate two (2) years after the termination of this Agreement.

     4.05 Directors. The Sellers shall cause, immediately prior to the Closing, each member of the Board of Directors of each of the Subsidiaries so requested by the Purchaser to deliver to the Purchaser a written resignation from such Board of Directors effective as of the Closing Date.

     4.06 Certain Tax Matters.

          (a) The Sellers shall be entitled to any credits or refunds of federal income taxes (including interest), and shall pay, and indemnify and hold harmless the Purchaser against, all federal income taxes (including interest and penalties and any pending or future assessments), attributable to any Subsidiary with respect to any taxable year, or portion thereof, of any Subsidiary which ends on a date which is on or before the Closing Date. Any amount in respect of federal income taxes (including interest) to which the Sellers are entitled under this Section 4.06 but which is received by or credited to the Purchaser any time after the Closing Date shall promptly be paid to the Sellers following
such receipt or crediting.    The limitations on the amount of indemnification
obligations specified in Article VI shall not apply to this provision.

          (b) The Sellers and the Purchaser (i) will each provide the other, and the Purchaser will cause each Subsidiary to provide the Sellers, with such assistance as may reasonably be requested by either of them in connection with the assessment of taxes, any audit or other examination by any taxing authority, any judicial or administrative proceedings relating to liability for taxes; (ii) will each retain and provide the other with any records or information which may be reasonably necessary to such return, audit or examination, proceeding or determination; and (iii) will each provide the other with the final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any return of the other for any period. The party requesting assistance hereunder shall promptly reimburse the other for reasonable expenses incurred for providing such assistance.

          (c) The Sellers shall prepare and send to the Purchaser when due all tax returns that are required to be filed by the Subsidiaries for all tax periods ending on or before the Closing Date and the Purchaser shall file or cause to be filed when due such tax returns and all other tax returns that are required to be filed by or with respect to the Subsidiaries for all tax periods ending after the Closing Date.

          (d) The Sellers and the Purchaser shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding with respect to taxes and with the preparation of any tax returns. The Sellers, the Subsidiaries, and the Purchaser agree (i) to retain all books and records under their control with respect to tax matters pertinent to the Subsidiaries relating to any tax period ending on or before the Closing Date in accordance with customary record retention policies, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Sellers, the Subsidiaries, and the Purchaser, as the case may be, shall allow the other party to take possession of such books and records.

     4.07 Other Agreements. At the Closing, the parties shall terminate or execute amendments to certain agreements entered into in connection with the Contribution Agreement, or enter into certain additional agreements, which amendments and agreements shall be in the form mutually agreeable to the parties to such agreements. The parties shall agree on the form of the agreements within thirty (30) days after the execution of this Agreement and the form of the agreements shall be added as Schedule 4.07 to this Agreement.

     4.08 Non Compete. The parties shall execute at the Closing the Non Compete Agreements attached as Exhibit D.

     4.09 The Charter System. Each Seller covenants and agrees that to the extent any intellectual property rights or other assets used predominantly as part of the Charter System (as defined in Exhibit E hereto) are presently owned or held by it or any of its subsidiaries (other than the Subsidiaries) it will transfer, or cause to be transferred, subject to the receipt of any required consent, any such rights or assets to the appropriate Subsidiary prior to the Closing. Each Seller also agrees that to the extent it or any of its affiliates is a party to any lease or other agreement related exclusively to the operation of any Subsidiary, it will assign (or cause to be assigned), subject to receipt of any required consent, such lease or agreement to the appropriate Subsidiary prior to Closing.

     4.10 Repayment of Loans. Charter LLC hereby agrees to repay to the Sellers, within 180 days after the Closing Date, all amounts owed (including principal, interest or other amounts but net of amounts owed to Charter LLC and its subsidiaries from the Sellers and their affiliates) under any working capital loan or advances or other loan or advance or prepaid items (collectively, including any deferred revenue referred to below and including amounts added to Schedule 4.10 as provided below, the "Advances") to any of the Sellers or any of their affiliates from Charter LLC or any of its subsidiaries as well as any deferred revenue owed to the Sellers or their affiliates. The amount of each Advance and the total amount of net Advances owed by Charter LLC and its subsidiaries to the Sellers or their affiliates as of January 31, 1998 is set forth on Schedule 4.10; provided it is understood that any distributions due pursuant to the Partial Satisfaction Agreement dated as of January 30, 1998 between Magellan and Charter LLC (the "Partial Satisfaction Agreement") are not listed as an Advance and are governed pursuant to the terms of the above Partial
Satisfaction Agreement.   The parties shall update Schedule 4.10 on a monthly
basis, for the period between the date hereof and Closing, using the same method pursuant to which Schedule 4.10 was compiled, and shall update Schedule 4.10 as of the Closing Date; it being understood that the amounts referenced in Section
4.23 shall be included on Schedule 4.10. Charter LLC shall not be obligated to repay Charter Inc.'s capital contribution of $17,500,000, received for a preferred interest in Charter LLC. It is understood by the parties that nothing in this Agreement is intended to affect the rights and obligations of the parties under the Working Capital Settlement Agreement dated June 17, 1997 between Charter LLC and Magellan. Any amounts or Advances Charter LLC fails to pay to any of the Sellers or any of their affiliates, as the case may be, within 180 days after Closing shall bear interest at a rate of nine (9) percent per annum until such amounts are paid by Charter LLC. As of the Closing, Magellan, Charter LLC and the affiliates of Charter LLC that are parties to the Services Agreements (as said term is defined in Section 5.01(j)) shall enter into a security agreement, in a form acceptable to Magellan, subject to any required consent of a senior lender, and all necessary or ancillary documentation related thereto, to provide Magellan, in connection with providing security for the repayment of such amounts or Advances, with a security interest in the rights of said affiliates of Charter LLC to receive amounts under the Services Agreements. In the event Charter LLC is not be able to obtain the consent of its senior lender as provided above, it shall use its commercially reasonable best efforts to provide comparable security to Magellan for repayment of the above amounts.

     4.11 Guarantees. (a) Charter LLC agrees to use its commercially reasonable best efforts to secure the full and complete release, prior to the Closing (and continuously thereafter if not released prior to Closing), of any and all guarantees (the "Magellan Guarantees") by the Sellers or any of their affiliates of any indebtedness or obligations of Charter LLC or its affiliates (other than Charter Inc.) or any of the Subsidiaries or their subsidiaries (or under any contract assigned to Purchaser pursuant to this Agreement) and to secure full and complete release, prior to Closing (and continuously thereafter if not released prior to Closing), of any and all obligations (the "Magellan Obligations") (i) of the Sellers or any of their affiliates (other than the Subsidiaries) under any agreement which was assigned to Charter LLC or its subsidiaries pursuant to the Contribution Agreement and under which Sellers or any of their affiliates (other than the Subsidiaries) remain obligors or indemnitors in any manner and (ii) under any agreement of any of the Subsidiaries or their subsidiaries (or under any contract assigned to Purchaser pursuant to this Agreement) and under which Sellers or any of their affiliates (other than the Subsidiaries) will remain obligors or indemnitors in any manner after the Closing. Set forth on Schedule 4.11, to Sellers' Knowledge after reasonable inquiry, is a list of all Magellan Guarantees and Magellan Obligations. To the extent, after the date hereof, Sellers discover there are other Magellan Guarantees or Magellan Obligations not identified on Schedule 4.11 ("Unlisted Obligations"), Sellers may request Purchaser to add any such Unlisted
Obligation to Schedule 4.11.  If Purchaser agrees to add an Unlisted
Obligation, Schedule 4.11 shall be automatically amended to include the Unlisted Obligation, which shall be treated as if it had appeared on Schedule
4.11 at the time of execution of this Agreement. Should Purchaser object to the addition of an Unlisted Obligation, Magellan may terminate any such Unlisted Obligation (and the related underlying obligations, if any) provided that such termination is permitted under the applicable contractual agreement; provided further that Charter LLC or its affiliates shall agree to such termination if permitted under such agreement or permitted by any third party to such agreement. Charter LLC agrees that, to the extent any Magellan Guarantee (listed on Schedule 4.11) of any such indebtedness or obligation or any Magellan Obligation (listed on Schedule 4.11) is not fully and completely released on or before the Closing, Charter LLC will indemnify and hold harmless the Sellers and their respective affiliates and their successors and assigns from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and other judgments
(at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to the Magellan Guarantees and Magellan Obligations. The limitations on the amount of indemnification obligations specified in Article VI shall not apply to this provision.

          (b) Magellan acknowledges that it has agreed to use its commercially reasonable best efforts to secure the full and complete release, prior to Closing (and continuously thereafter if not released prior to Closing), of any and all guarantees made by the Subsidiaries, or of any pledge of the stock or assets of the Subsidiaries, with regard to existing or new Magellan credit facilities or other indebtedness or refinancings thereof (the "Subsidiary Pledges and Guarantees"). Magellan agrees that to the extent any Subsidiary Pledges and Guarantees are not fully and completely released on or before Closing, Magellan will indemnify and hold harmless Purchaser and its respective affiliates and their successors and assigns from, against and respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and other judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to the Subsidiary Pledges and Guarantees. The limitations on the amount of indemnification specified in Article VI shall not apply to this provision.

     4.12 License of the Charter System. Magellan and the Purchaser shall enter into a royalty free, non-exclusive license granting Magellan and its wholly-owned subsidiaries the right to use the

Charter System in connection with its respective existing hospital operations headquartered in London, England and Nyon, Switzerland which license shall be substantially in the form of Exhibit F attached hereto and will provide for a mutually agreeable designated territory. Charter LLC and its affiliates shall not compete within such designated territory nor shall Charter LLC license to any other party the right to use the Charter System within such designated territory. In the event Magellan sells its operations in London, England to the party with which it is in current discussions within the next (twelve) 12 months, Charter LLC agrees that Magellan may sublicense the Charter System, including the Intellectual Property, to such party on substantially the terms which have been discussed between Magellan and Charter LLC, and which shall be added on Schedule 4.12 within twenty-one (21) days of the date of this Agreement.

     4.13 Creative Development Expenses. Charter LLC shall reimburse the Sellers at Closing for actual creative developmental expenses incurred by the Subsidiaries, with the prior approval of Charter LLC, through the Closing Date.

     4.14 Group Practice shall use commercially reasonable best efforts to terminate the non-compete obligations related to the Services Agreement between GPA Pennsylvania and Intercare dated December 1, 1994 (the "Intercare Contract") or to terminate the Intercare Contract (and related agreements), including, without limitation, the commitment to retransfer to Intercare those assets purchased under the purchase agreement for no or minimal legal consideration prior to Closing. In the event Group Practice is unable to terminate the Intercare non-compete obligations or the Intercare Contract, Magellan, at its option, may require Charter LLC to manage the Intercare Contract for a management fee equal to Charter LLC's cost of managing the Intercare Contract (provided, however, that in no event shall Charter LLC be subject to the non-compete obligations) or may cause the shares of GPA Pennsylvania to be transferred to an affiliate of Magellan which is not a Subsidiary.

     4.15 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable best efforts to satisfy the conditions set forth in Article V hereof insofar as such matters are within its control, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

     4.16 Intercompany Receivable. Except as set forth on Schedule 4.16, or as otherwise expressly provided in this Agreement, the parties acknowledge and agree that all intercompany receivables due to any of the Subsidiaries from Magellan or any of its affiliates, or due to Magellan or any of its affiliates from any of the Subsidiaries, will extinguish as of the Closing, and Magellan or its affiliates and the Subsidiaries shall not be obligated to fund such receivables.

     4.17 Financing. Immediately after the execution of this Agreement, Charter LLC will begin preparation of any offering documents or other material required in connection with obtaining financing for the transactions contemplated by this Agreement. Charter LLC shall use its commercially reasonable best efforts to obtain such financing, upon terms acceptable to Charter LLC in its sole judgment, within 120 days after the date of this Agreement; it being understood by the parties that certain extensions to this 120 day period may be necessary to complete all actions necessary to obtain such financing. Magellan agrees to cooperate with Charter LLC in providing any information needed in connection with obtaining the financing.

     4.18 Merit Staff Model Clinics and RDTC.  (a)   After the date this
Agreement is executed, Magellan shall permit the Purchaser to conduct a due diligence investigation of the staff model clinics of Merit Behavioral Care Corporation ("Merit"). Within twenty-one (21) days after the execution of this Agreement, Purchaser shall complete its due diligence and make an election as to whether it will purchase from Magellan (subject to any required consents) the staff model clinics of Merit and its subsidiaries for no additional consideration, other than staff model clinics of Merit which are required by any customer contract or dedicated to a specific customer relationship of Merit or any of its subsidiaries (the "Retained Merit Clinics"). The Sellers acknowledge and agree that the Purchaser may elect not to purchase any or all of the staff model clinics of Merit and its subsidiaries (provided Purchaser may not elect to purchase some but not all of the assets of any particular staff model clinic of Merit) based on its due diligence investigation. Such election by the Purchaser may be done so without penalty to the Purchaser. To the extent Purchaser decides to purchase from Magellan any or all staff model clinics of Merit or any of its subsidiaries, Magellan and the Purchaser shall execute a definitive agreement with respect to such staff model clinics of Merit and close the transaction within fourteen (14) days after making the election referred to above. In the event Magellan becomes aware of any Merit staff model clinic (other than the Retained Merit Clinics) which was not disclosed to the Purchaser prior to the date of this Agreement, it shall notify (the "Subsequent Notice") Purchaser of such staff model clinic; the time periods referred to in this
Section 4.18 with respect to any such staff model clinic shall commence from the date Purchaser receives the Subsequent Notice. In the event Purchaser does not elect to purchase any staff model clinic of Merit, Magellan may either continue to operate such staff model clinic or dispose of such staff model clinic, in its sole discretion.

     (b) Magellan shall permit the Purchaser to conduct a due diligence investigation of the Resource Day Treatment Center ("RDTC"), a Pennsylvania non profit entity. If requested in writing by Purchaser, Advantage Behavioral shall use its commercially reasonable best efforts, consistent with applicable law, to resign as the managing member of RDTC and have Purchaser elected as the managing member.

     4.19 Assets. The Sellers covenant and agree that the current assets of the Subsidiaries will exceed, on an aggregate basis, the current liabilities of the Subsidiaries, as of the date of Closing.

     4.20 Lease of Monarch Space. Charter LLC agrees that, as of the Closing, and subject to the required consent, it will enter into a sublease with Magellan of the entire 9th floor leased under the Master Lease (defined below) at 3414 Peachtree Road, N.E., Atlanta, Georgia. The sublease will be on substantially the same terms as Magellan leases this space under a lease dated July 25, 1994 between Charter Medical Corporation and Equity Life Society of the United States, as amended on July 19, 1996 (the "Master Lease") and the sublease will be for a term equal to the remaining term under the Master Lease.

     4.21 Software.

          a. The parties agree that proprietary software presently owned by Magellan (or its affiliates), the Subsidiaries or Charter LLC that is used exclusively (or will be used exclusively after the Closing) by either Magellan or its affiliates, the Subsidiaries or Charter LLC shall be transferred to (or remain with, as the case may be) the exclusive user of such software as of Closing. The parties acknowledge that certain proprietary software ("Shared Software") is used, and will be used after Closing, by each of Magellan, the Subsidiaries and Charter LLC. The parties agree that the title to any Shared Software shall be transferred to (or remain with, as the case may be) the predominate user of such Shared Software, as of the Closing, and that the predominate user shall license the software to the other users of such Shared Software in perpetuity, on a non-exclusive, royalty free basis. Between the date of this Agreement and the Closing, the parties shall cooperate with each other in determining which parties are the exclusive, predominate or other users of proprietary software and the parties shall take the necessary actions to implement the above agreements.

          b. The parties agree that to the extent software licensed from a vendor ("Vendor Software") by Magellan (or its affiliates), the Subsidiaries or Charter LLC is used exclusively (or will be used exclusively after Closing) by Magellan or its affiliates, the Subsidiaries or Charter LLC, each party shall use its commercially reasonable best efforts to register the licenses in the name of the exclusive user of such Vendor Software as of Closing. The parties also acknowledge that certain software licensed from a vendor is used (or will be used after Closing) by each of Magellan, the Subsidiaries or Charter LLC ("Shared Vendor Software"). The parties agree that, under such circumstances, each party will use its commercially reasonable best efforts to register in the name of the other users of such Shared Vendor Software the appropriate number of licensees with respect to such Shared Vendor Software as of the Closing Date. Between the date of this Agreement and Closing, the parties shall cooperate with each other in determining which parties are the exclusive or other users of Shared Vendor Software and the parties shall take the necessary actions to implement the above agreements.

          c. To the extent maintenance/service agreements are in place for, or otherwise relate to, the proprietary software, the Shared Software, the Vendor Software or the Shared Vendor Software (jointly referred to herein as the "Operations Software"), or the hardware upon which such Operations Software is run, each party shall use its commercially reasonable best efforts to assign each of such agreements, or the benefits of each of such agreements, to the exclusive user or predominant user, as the case may be, of Operations Software being serviced/maintained pursuant to such agreements . Each party also agrees that it will use its commercially reasonable best efforts to obtain continued maintenance/service support for other users of the Operations Software and related hardware for the term of the existing maintenance/service agreements. Between the date of this Agreement and Closing, the parties shall cooperate with each other in determining which parties are the exclusive, predominant or other users of the Operations Software and the parties shall take the necessary actions to implement the above agreements.

     4.22 Assignment of Contracts. As of the Closing, Green Spring shall assign to Purchaser, subject to any required consents, all of the contracts, agreements and leases of the Staff Model Clinics and Purchaser shall assume any and all obligations and liabilities under such contracts, agreements and leases from the Closing Date forward. In addition, Magellan shall use commercially reasonable best efforts to assign to Purchaser, subject to any required consents, those contracts with payors described on Schedule 4.22 and Purchaser shall assume any and all obligations and liabilities under such contracts. To the extent that a required consent with respect to the assignment of any such contract has not been obtained by the Closing, Magellan shall continue to use its commercially reasonable best efforts to obtain such consent and until such time as such consents are obtained, Magellan and/or the Magellan affiliate that is a party to the contract and the Purchaser shall treat such contract as though it had been assigned to and assumed by the Purchaser.

     4.23 Franchise Fees. Magellan and Charter LLC agree that contemporaneously with Closing (and only in the event the transactions contemplated herein are consummated) they will execute an amendment to the Franchise Agreement which will provide the following terms: (i) during the period from February 1, 1998 until the Closing Date, the franchise fees due under Section 5 of the Master Franchise Agreement will be $5 million per month (prorated for any partial month); and (ii) all fees due under clause
(i) above and all accrued and unpaid franchise fees as of the date of this Agreement shall be due and payable on the date which is no later than 180 days after the Closing Date. From the execution of this Agreement until the Closing Date, to the extent Magellan has rights under Section 5.9 of the Master Franchise Agreement, Magellan will use commercially reasonable best efforts to obtain any consent of the lenders necessary under that certain Credit Agreement dated as of February 12, 1998 (which Credit Agreement is disclosed on Schedule 2.05) to permit Magellan to forebear from the exercise of such rights. Between the date of this Agreement and the Closing, Charter LLC will pay franchise fees to the extent it has available funds.

     4.24 In the event that the transfer of the Group Practice stock triggers a buy-out right of a party with which Group Practice has a joint venture, any proceeds received pursuant to such buy-out right shall be part of the assets being purchased by Charter LLC pursuant to this Agreement. Magellan will consult with Charter LLC in the event any party with which Group Practice has entered into a joint venture gives notice to Group Practice of its intent to exercise any buy-out rights which may exist.

                               ARTICLE V

                          CLOSING CONDITIONS

     5.01 Conditions to Obligations of the Purchaser. The obligation of the Purchaser to deliver the Purchase Price at the Closing is subject to satisfaction of the following conditions precedent, any and all of which may be waived in writing by the Purchaser at its sole discretion:

          (a) The representations and warranties of the Sellers contained herein shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date other than representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time) and the Sellers shall furnish Purchaser with an officer's certificate as to the foregoing;

          (b) Each of the Sellers shall have performed in all material respects all of its obligations required by this Agreement to be performed by it on or prior to the Closing and the Sellers shall furnish Purchaser with an officer's certificate as to the foregoing;

          (c) As of the Closing Date, there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental or regulatory agency of competent jurisdiction to the effect that the transactions contemplated by this Agreement may not be consummated and there shall be no action, suit or proceeding pending, which is brought by any governmental or regulatory agency, seeking to so enjoin the transaction;

          (d) The applicable waiting period under the HSR Act shall have expired or been terminated;

          (e) The Purchaser shall have received all consents, approvals, authorizations or orders required as set forth on Schedule 3.04;

          (f) The Purchaser shall have received an opinion from Dow, Lohnes & Albertson, in form and substance reasonably acceptable to the Purchaser, dated as of the Closing Date: (i) as to the due authorization, execution, delivery and enforceability of this Agreement; (ii) as to the good standing of the Subsidiaries; and (iii) that the transactions contemplated by this Agreement do not violate the organizational documents of the Subsidiaries.

          (g) The Sellers (or their affiliates as applicable) shall have executed the agreements referenced in Section 4.07 and as set forth on
Schedule 4.07, and the other agreements required to be entered into pursuant to this Agreement;

          (h)  The Purchaser shall have obtained the financing referred to in
Section 4.17;

          (i) The closing of the transactions contemplated by the Equity Purchase Agreement shall have occurred or shall occur simultaneously with the Closing; and

          (j) Magellan and the Purchaser (or their respective affiliates) shall have either (i) executed the JV Purchase Agreement, upon terms and conditions mutually agreeable to Magellan and Purchaser, pursuant to which Magellan will cause its subsidiaries which are joint venture partners (the "Joint Venture Partners") in joint ventures ("Joint Ventures") which are the subject of the services agreements dated June 16, 1997 (the "Services Agreements") between Magellan and certain subsidiaries of Purchaser, to transfer to Purchaser the joint venture interests in the Joint Ventures or
(ii) executed amendments to the Services Agreements, upon terms mutually agreeable to the parties, pursuant to which Magellan will transfer to Purchaser all rights to receive all distributions with respect to the Joint Ventures other than pursuant to working capital loan agreements and the Partial Satisfaction Agreement and pursuant to which Purchaser shall assume all obligations of the Joint Venture Partners thereafter arising with respect to the interests in the Joint Ventures.

     5.02 Conditions to Obligations of the Sellers. The obligation of the Sellers to deliver the Subsidiary Equity Interests at the Closing is subject to the satisfaction of the following conditions precedent, any or all of which may be waived in writing by the Sellers at their sole discretion:

          (a) The representations and warranties of the Purchaser contained herein shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date other than representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time) and Purchaser shall furnish the Sellers with an officer's certificate as to the foregoing;

          (b) The Purchaser shall have performed in all material respects all of its obligations required by this Agreement to be performed by it on or prior to the Closing and the Purchaser shall furnish the Sellers with an officer's certificate as to the foregoing;

          (c) As of the Closing Date, there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental or regulatory agency of competent jurisdiction to the effect that the transactions contemplated by this Agreement may not be consummated and there shall be no action, suit or proceeding pending, which is brought by any governmental or regulatory agency, seeking to so enjoin the transaction;

          (d) The Sellers shall have received all consents, approvals, authorizations or orders required as set forth on Schedule 2.05;

          (e) The applicable waiting period under the HSR Act shall have expired or been terminated;

          (f) The Purchaser (or its affiliate as applicable) shall have executed the agreements referenced in Section 4.07 and as set forth on
Schedule 4.07 and the other agreements required to be entered into pursuant to this Agreement;

          (g)  The Purchaser shall have obtained the financing referred to in
Section 4.17;

          (h) The closing of the transactions contemplated by the Equity Purchase Agreement shall have occurred or shall occur simultaneously with the Closing; and

          (i) Magellan and the Purchaser (or their respective affiliates) shall have either (i) executed the JV Purchase Agreement, upon terms and conditions mutually agreeable to Magellan and Purchaser, pursuant to which Magellan will cause its subsidiaries which are Joint Venture Partners in Joint Ventures which are the subject of the Services Agreements between Magellan and certain subsidiaries of Purchaser, to transfer to Purchaser the joint venture interests in the Joint Ventures or
(ii) executed amendments to the Services Agreements, upon terms mutually agreeable to the parties, pursuant to which Magellan will transfer to Purchaser all rights to receive all distributions with respect to the Joint Ventures other than pursuant to working capital loan agreements and the Partial Satisfaction Agreement and pursuant to which Purchaser shall assume all obligations of the Joint Venture Partners thereafter arising with respect to the interests in the Joint Ventures.

          (j) The Boards of Directors of the Sellers shall have approved, in accordance with Section 2.02, the transactions contemplated in this Agreement.

                                ARTICLE VI

          INDEMNIFICATION AND ASSUMPTION OF CERTAIN LIABILITIES

     6.01 Indemnification for Breach of Representation or Warranty.

          (a) After the Closing, each of the Sellers hereby jointly and severally agrees to indemnify and hold the Purchaser harmless from any claims, liabilities, obligations, losses, costs, expenses, penalties, fines, judgments and other damages including reasonable attorneys' fees (collectively "Damages"), incurred by the Purchaser as a result of (i) any breach by any Seller of any representation or warranty of any of the Sellers contained in Article II of this Agreement; or (ii) a failure by the Sellers to perform in any material respect any covenant or agreement required to be performed by it under this Agreement, or (iii) the litigation set forth on
Schedule 2.04 provided, however, that the Sellers shall have no liability to the Purchaser under this paragraph unless the Purchaser shall have first delivered to Magellan a written claim to indemnification hereunder on or before the date which is 18 months after the Closing Date except as otherwise provided in Section 8.01; provided, further, that the Sellers shall only be liable to indemnify the Purchaser in the event that (i) Damages arising under this Agreement for which claims may be brought under this Section 6.01(a), and (ii) Damages for which indemnification claims may be brought by the purchaser(s) under, and that are incorporated into this Agreement pursuant to, the JV Purchase Agreement ("JV Damages") exceed, in the aggregate, $6,000,000 (the "Indemnification Threshold"). In the event the Indemnification Threshold is met or has been met at any time in the past, Sellers shall indemnify Purchaser for all Damages hereunder for which claims for indemnification may be brought. Notwithstanding the foregoing, the Indemnification Threshold shall not be applicable to Damages incurred by the Purchaser as a result of a breach by the Sellers of the representations and warranties set forth in Sections 2.01(a), (b) and (d), 2.02, 2.04, 2.06, and 2.14, and with respect to clause (iii) in the first sentence of this Section 6.01(a) ("Purchaser's First Dollar Damages"). The parties acknowledge and agree that Purchaser's First Dollar Damages or first dollar Damages incurred by purchaser(s) under the JV Purchase Agreement shall not count toward or be applied against the Indemnification Threshold.

          (b) After the Closing, Purchaser hereby agrees to indemnify and hold the Sellers harmless from any Damages incurred by the Sellers as a result of (i) any breach by the Purchaser of any representation or warranty contained in Article III of this Agreement; or (ii) a failure by the Purchaser to perform in any material respect a covenant or agreement required to be performed by it under this Agreement; provided, however, that the Purchaser shall have no liability to the Sellers under this paragraph unless a Seller shall have first delivered to the Purchaser a written claim to indemnification hereunder on or before the date which is 18 months after the Closing Date; provided, further, that Purchaser shall only be liable to indemnify the Sellers in the event that (i) Damages arising under this Agreement for which claims may be brought under this Section 6.01(b), and
(ii) JV Damages for which indemnification claims may be brought by seller(s) under the JV Purchaser Agreement exceed, in the aggregate, the Indemnification Threshold. In the event the Indemnification Threshold under this Section 6.01(b) is met or has been met at any time in the past, the Purchaser shall indemnify the Sellers for all Damages hereunder for which claims for indemnification may be brought. Notwithstanding the foregoing, the representations and warranties set forth in Section 3.06 shall survive until the date that the representations and warranties in the Contribution Agreement survive and the Indemnification Threshold shall not be applicable to Damages incurred by the Sellers as a result of a breach by Purchaser of the representations and warranties in Sections 3.01, 3.02 and 3.06 ("Seller's First Dollar Damages"). The parties acknowledge and agree that Seller's First Dollar Damages or first dollar Damages incurred by seller(s) under the JV Purchase Agreement shall not count toward or be applied against the Indemnification Threshold provided for in this Section 6.01(b).

          (c) Subject to the provisions of Sections 6.01(a) and 6.01(b), in the event of the occurrence of an event which any party asserts a claim for Damages, such party shall provide the indemnifying party with prompt notice of such event and shall otherwise make available to the indemnifying party all relevant information which is material to the claim and which is in the possession of the indemnified party. If such event involves the claim of any third party (a "Third-Party Claim"), the indemnified party shall have the right to elect to join in the defense, settlement, adjustment or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnifying party in connection with the handling of such claim, at the sole expense of the indemnifying party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of the indemnifying party unless and until the indemnifying party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment or compromise of the same. An indemnified party's failure to give timely notice or to furnish the indemnifying party with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying party. If so desired by any indemnifying party, such party may elect, at such party's sole expense, to assume control of the defense, settlement, adjustment or compromise of any Third-Party Claim, with counsel reasonably acceptable to the indemnified parties, insofar as such claim relates to the liability of the indemnifying party, provided that such indemnifying party shall obtain the consent of all indemnified parties before entering into any settlement, adjustment or compromise of such claims, or ceasing to defend against such claims, if as a result thereof, or pursuant thereto, there would be imposed on an indemnified party any material liability or obligation not covered by the indemnity obligations of the indemnifying parties under the Acquisition Agreements (including, without limitation, any injunctive relief or other remedy). In connection with any Third-Party Claim, the indemnified party, or the indemnifying party if it has assumed the defense of such claim pursuant to the preceding sentence, shall diligently pursue the defense of such Third-Party Claim.

          (d) The maximum amount of (i) the Sellers' indemnification obligation under this Section 6.01 together with (ii) that of the seller(s) under, and that are incorporated into this Agreement pursuant to, the JV Purchase Agreement together with (iii) that of Charter Inc. under the Equity Purchase Agreement shall not exceed $100,000,000, in the aggregate. The maximum amount of (i) the Purchaser's indemnification obligation under this
Section 6.01 together with (ii) that of the purchaser(s) under the JV
Purchase Agreement together with (iii) that of Crescent Operating, Inc. under the Equity Purchase Agreement shall not exceed $100,000,000, in the aggregate.

          (e) The amount of any and all Damages for which indemnification is provided pursuant to this Article VI shall be net of any amounts received by the indemnified party under insurance policies with respect to such Damages (it being understood that any proceeds obtainable from a captive insurance company of the indemnified party or any amounts which the indemnified party self-insures shall not be so taken into account). In the event that any claim for indemnification asserted under this Article VI is, or may be, the subject of the insurance coverages of the Sellers and Purchaser, the indemnified party agrees to promptly notify the applicable insurance carrier of such claim and tender defense thereof to such carrier. If insurance coverage is denied (in whole or in part), or if no resolution of an insurance claim shall have occurred upon payment of the relevant indemnification obligation, the indemnifying party shall be subrogated to the rights of the indemnified party against such insurance carrier.

          (f)  The indemnification provided in this Article VI and in Section
4.11 of this Agreement, and the obligations in Section 7.02 of this Agreement, shall be the exclusive remedy of the parties for any breach of this Agreement.


                               ARTICLE VII

                       TERMINATION PRIOR TO CLOSING

     7.01 Termination Prior to Closing. This Agreement may be terminated and abandoned at any time prior to the Closing:

          (a)  by the mutual consent of the Sellers and the Purchaser;

          (b) by the Sellers or the Purchaser, in the event the Closing has not occurred by the date which is six months after the date of this Agreement (the "Cut-Off Date"), unless failure of such consummation shall be due to the failure of the party seeking to terminate this Agreement to comply in all material respects with the agreements and covenants contained herein to be performed by such party on or before the Cut-Off Date.

     7.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01 hereof, such termination shall be without liability or obligation of either party (or any director, officer, employee, or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the willful failure of either party to fulfill a condition to the performance of the obligations of the other party or to perform a covenant of this Agreement or from a breach by either party to this Agreement, such party, once the Indemnification Threshold has been met, shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach and provided the Indemnification Threshold shall not apply to breaches referred to in the last sentences of Section 6.01(a) and 6.01(b). The provisions of Sections 4.04 and 8.05 shall survive any termination hereof pursuant to Section 7.01.

                               ARTICLE VIII

                              MISCELLANEOUS

     8.01 Survival. The representations and warranties made by the parties in this Agreement shall expire with, and be terminated and extinguished on the date which is 18 months after the Closing Date, and thereafter neither the Sellers nor the Purchaser, nor any officer, director or principal thereof, shall have any liability whatsoever with respect to any such representation or warranty, except that the representations and warranties in Sections 2.01(a), (b) and (d), 2.02, 2.06 shall survive without limitation and that the representations and warranties in Sections 2.04 and 2.14 shall survive until the applicable statute of limitations period for any applicable claim. The covenants and agreements of the parties contained herein shall survive the Closing to the extent they relate to an agreement or obligation to be performed after the Closing.

     8.02 Notices. All notices, requests, instructions or documents hereunder shall be in writing and delivered personally or by Federal Express, or sent by telecopy, or sent by United States registered or certified mail, postage prepaid as follows:

          (i)  if to the Purchaser:

               Mark Ford, Esq.
               General Counsel
               Charter Behavioral Health Systems, LLC
               3414 Peachtree Road, N.E.
               Suite 900
               Atlanta, GA  30319
               Facsimile: (404) 814-5795

          (ii) if to any of the Sellers:

               David Hansen, Esq.
               General Counsel
               Magellan Health Services, Inc.
               3414 Peachtree Road, N.E.
               Suite 1400
               Atlanta, Georgia  30326
               Facsimile: (404) 869-5660

               with a copy to:

               J. Eric Dahlgren, Esq.
               Dow, Lohnes & Albertson
               One Ravinia Drive
               Suite 1600
               Atlanta, Georgia  30346
               Facsimile:  (770) 901-8874

or such other address as any party may designated by written notice to the other parties. Any notice, request, demand, waiver or other communication required or permitted to be given under this Agreement will be deemed to have been duly given only if delivered in person or by first class, prepaid, registered or certified mail, or sent by courier or, if receipt is confirmed, by telecopier.

     8.03 Entire Agreement. This Agreement and the Exhibits and Schedules hereto contain the entire agreement between the parties hereto with respect to the transaction contemplated herein, and no modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced. This Agreement supersedes all prior understandings, negotiations and agreements relating to the transactions contemplated herein.

     8.04 Successors and Assigns. The terms, covenants and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, that neither party may assign its rights and obligations under this Agreement without the prior written consent of the other party except that any Seller may assign this Agreement to any other wholly-owned subsidiary of Magellan provided that it transfers its ownership interest of any Subsidiary Equity Interest to such wholly-owned subsidiary. It is understood by the parties that Charter LLC anticipates becoming a corporation prior to the closing in connection with the financing referred to in Section 4.17; the parties agree to cooperate in taking further action in connection with Charter LLC's change to a corporate form, provided that the Sellers are not required to take any such further action which adversely affects the Sellers or their rights or benefits under this Agreement. Within thirty (30) days from the date of this Agreement, the parties shall use commercially reasonable best efforts to agree to the structure of Charter LLC's conversion to a corporate form.

     8.05 Expenses. Each of the Sellers and the Purchaser shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby. Charter LLC shall be solely responsible for any fees and expenses associated with the purchase and startup of Golden Isle and any consents, license transfers, authorizations or approvals associated therewith.

     8.06 Severability. If any provision of this Agreement shall be determined by arbitration in accordance with Section 8.08 to be void and of no effect, the provisions of this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision, and this Agreement as so amended or modified shall not be rendered unenforceable or impaired but shall remain in force to the fullest extent possible in keeping with the intention of the parties hereto.

     8.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applicable in the case of agreements made and to be performed entirely within such state, without regard to such state's conflicts of laws rules.

     8.08 Arbitration. The parties agree to resolve any dispute, controversy or claim arising out of or relating to this Agreement, its interpretation or performance (a "Controversy"), in accordance with this Section 8.08.

     (a) The parties agree to negotiate in good faith for up to 45 days after written notice by one party to the other party or parties to the Controversy, in order to attempt to resolve such Controversy. In this regard, the parties agree to involve senior management in these discussions if necessary.

     (b) In the event that such Controversy is not resolved through mutual discussions within such 45 day period of time, such dispute or controversy may be submitted by any such party to, and if so submitted shall be finally settled by, arbitration in accordance with the Commercial Arbitration Rules (The "Rules") of the American Arbitration Association, and judgment upon the award may be entered in any court where the arbitration takes place or any court having jurisdiction. Any such arbitration shall take place in Atlanta, Georgia, and there shall be one arbitrator. The parties shall attempt to agree on the selection of the arbitrator within 60 days after receipt of the written notice referred to in clause (a); if the parties agree, the agreed-upon person shall be the arbitrator; if the parties cannot so agree, the arbitrator shall be selected by the American Arbitration Association in accordance with the Rules. The arbitrator may order specific performance or other equitable relief or remedies to the extent he or she deems it appropriate, in any situation in which a court could so order. All costs of such arbitration, including the compensation of the arbitrator (but not including the parties' attorneys', accounts' and other professionals' fees, as to which each party shall pay its own), shall be allocated 50% to the Purchaser and its affiliates, and 50% to such Sellers as are parties to the arbitration. The decision of the arbitrators shall be final and binding upon the parties, their successors and assigns, and they shall comply with such decision in good faith, and each party hereby submits itself to the jurisdiction of the courts of the place where the arbitration is held, but only for the entry of judgment with respect to and to enforce the decision of the arbitrators hereunder.

     8.09 Headings. The headings in this Agreement are included herein for convenience of reference only, and shall not constitute a part of this Agreement for any other purpose.

     8.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and same instrument.

     8.11 Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by the party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

     8.12 Variations of Pronouns; Definitions; Number; Gender. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require. Whenever used herein the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders. "Person" shall mean an individual, firm, trust, association, corporation, limited liability company, partnership, government (whether federal, state, local or other political subdivision, or any agency or bureau of any of them) or other entity.

     8.13 Group Practice and Staff Model Clinics. The Sellers hereby acknowledge and agree that the Purchaser's due diligence investigation of Group Practice and the Staff Model Clinics may continue after the date this Agreement is executed. Notwithstanding any provision to the contrary, the Sellers further acknowledge and agree that the Purchaser, at any time prior to the Closing Date and in its sole and absolute discretion, may elect not to purchase the shares of Group Practice (provided Purchaser may not elect to purchase some but not all of the shares of Group Practice) and/or the Staff Model Clinics (provided Purchaser may not elect to purchase some but not all of the assets of any particular Staff Model Clinic) based on its due diligence investigation. Such election by the Purchaser may be done so without penalty to the Purchaser. There shall be no reduction in the Purchase Price if Purchaser determines not to purchase the shares of Group Practice and/or the Staff Model Clinics. Schedule 8.13 sets forth those staff model clinics of Magellan (not including the Merit staff model clinics referred to in Section 4.18) which will be retained by Magellan and will not be subject to Section 8.13.

     IN WITNESS WHEREOF, this Purchase Agreement has been duly executed by the parties hereto as of the date first above written.

                              MAGELLAN HEALTH SERVICES, INC.


                              By: /s/ Craig L. McKnight
                                -------------------------------------------

                              CHARTER BEHAVIORAL CORPORATION


                              By: /s/ Howard McLure
                                -------------------------------------------

                              CHARTER BEHAVIORAL HEALTH
                              SYSTEMS, INC.


                              By:  /s/ Howard McLure
                                -------------------------------------------


                              GREEN SPRING HEALTH SERVICES, INC.


                              By:  /s/ Charlotte Sanford
                                -------------------------------------------


                              ADVANTAGE BEHAVIORAL SYSTEMS, INC.


                              By: /s/ Charlotte Sanford
                                -------------------------------------------


                              CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC


                              By: /s/ Steve Davis
                                -------------------------------------------